Exhibit 10.39

DATED 7th February 2007

ARENA COVENTRY LIMITED	(1)

ISLE OF CAPRI CASINOS LIMITED	(2)

and

ISLE OF CAPRI CASINOS, INC.	(3)

LEASE
of premises at the Arena, Phoenix Way,
Foleshill, Coventry

CONTENTS

Clause	Heading	Page

1	Definitions, Interpretation and Miscellaneous Provisions	1
2	Demise and Rent	12
3	Tenant’s Covenants	12
4	Landlord’s Covenants	12
5	Re-Entry	12
6	Guarantor’s Covenants	14
7	Break Clause	14
8	Stamp Duty	15
Schedule 1		16
Schedule 2		17
Schedule 3		20
Schedule 4		22
Schedule 5		23
Schedule 6		28
Schedule 7		34
Schedule 8		48
Schedule 9		52
Schedule 10		62
Schedule 11		68
Schedule 12		71
Schedule 13		72

THIS LEASE made on 7th February 2007

BETWEEN:

(1)                                 ARENA COVENTRY LIMITED (Company No 04440684) whose registered office is at The Council House, Earl Street, Coventry CV1 5RR (“the Landlord”)

(2)                                 ISLE OF CAPRI CASINOS LIMITED (Company No 04584366) whose registered office is at 30 Old Burlington Street, London, W1S 3NL (“the Tenant”)

(3)                                 ISLE OF CAPRI CASINOS, INC. incorporated in the State of Delaware whose principal office is at 1641 Popps Ferry Road Biloxi Mississippi 39532 United States of America (“the Guarantor”)

WITNESSES as follows:

1                                         Definitions, Interpretation and Miscellaneous Provisions

1.1                                Definitions

(a)                                 “Adjoining Property” means any land or property adjoining the Estate in which the Landlord or a Group Company of the Landlord has (or during the Term acquires) a leasehold or a freehold interest;

(b)                                “Authority” means any statutory public local or other authority or any court of law or any government department or any of them or any of their duly authorised officers;

(c)                                 “Balance of Parking Spaces” means all the parking spaces in the Car Park excluding the Minimum Spaces;

(d)                                “Basic Rent” means up to (but excluding) the Rent Commencement Date a peppercorn if demanded and:

(i)                                   from and including the Rent Commencement Date to and including 24 December 2006 £393,427.00 per annum;

(ii)                                from and including 25 December 2006 to and including 24 December 2007 £608,120.00 per annum;

(iii)                             from and including 25 December 2007 to and including 24 December 2010 £622,812.00 Per annum

(iv)                            as from time to time reviewed under schedule 5.

(e)                                 “Building” means the building on the Estate shown for the purpose of identification only edged orange purple and hatched blue on the Site Plan and every part of it comprising the Stadium and the Leisure and Exhibition Areas;

(f)                                   “Car Park” means the car parks at the Estate shown edged green on the Site Plan;

(g)                                “Car Park Management Strategy” means the regulations made from time to time in accordance with this Lease in respect of the management and use of the Car Park (the regulations at the date, hereof being appended at Schedule 12);

(h)                                “CDM Regulations” means the Construction and Design (Management) Regulations 1994;

(i)                                    “Club” means Coventry City Football Club Limited;

(j)                                    “Common Parts” means:

(i)                                    the Car Park, the Street, the Reception and the vehicular and pedestrian accesses shown edged brown on the Plan; and

(ii)                                 the Main Structure and Plant and any Service Media which is not within and exclusively serving a Lettable Area.

(k)                                 “Connected Person” means any person firm or company which is connected with the Tenant for the purposes of section 839 Income and Corporation Taxes Act 1988;

(l)                                    “Consent” means an approval permission authority licence or other relevant form of approval given by the Landlord in writing;

(m)                              “Contamination” means the presence release spillage disposal emission or migration of any substances in on or under the Estate or emanating from the Estate which could reasonably cause harm to the Environment;

(n)                                “Demised Premises” means the premises being that part of the Building (and in particular part of the Leisure and Exhibition Areas) more fully described in schedule 1 and all additions and improvements made to it and references to the Demised Premises shall include reference to any part of them;

(o)                                “Demised Premises Plans” means the plans annexed to this Lease and marked Drawing No 03/17138 (20) - 01M Rev E, 17138 (20) - 1, Rev E, 03/17138 (20) 01 Rev E, 03/17138 (20) 00 Rev E and 17138 (20) 02 Rev D;

(p)                                “Determination” means the end of the Term however that occurs

(q)                                “Enactment” means:

(i)                                    any Act of Parliament and

(ii)                                 any European Community legislation or decree or other supranational legislation or decree having effect as law in the United Kingdom and references (whether specific or general) to any Enactment include any statutory modification or re-enactment of it for the time being in force and any order instrument plan regulation permission or direction made or issued under it or under any Enactment replaced by it or deriving validity from it;

(r)                                   “Estate” means the Estate (including the Building thereon) and external areas known as Arena Coventry, Phoenix Way, Foleshill, Coventry shown edged blue on the Site Plan and every part of it and everything attached to it;

(s)                                 “Environment” means

(i)                                   land including without limitation surface land sub-surface strata sea bed and river bed under water (as defined in paragraph (ii)) and natural and man made structures;

(ii)                                water including without limitation coastal and inland waters surface waters ground waters and water in drains and sewers;

(iii)                             air including without limitation air inside buildings and in other natural and man-made structures above or below ground; and

(iv)                            any and all living organisms or systems supported by those media including without limitation habitats protected under Environment Acts crops livestock and humans.

(t)                                   “Environment Acts” means the Environmental Protection Act 1990 the Environment Act 1995 Water Resources Act 1991 the Water Industry Act 1991 and any other legislation and statutory guidance in force at any time during the Term which has as its purpose or effect the prevention of harm to the Environment;

(u)                                “Environmental Information” means:

(i)                                   the replies (dated 9 July 2003) to environmental enquiries raised by the Tenant (dated 18 February 2003)

(ii)                                the replies (dated 10 July 2003) to additional environmental enquiries raised by the Tenant (dated 11 April 2003) and

(ii)                                the following environmental report:

Environmental Risk Assessment of the Phase 1 Arena site prepared by QDS Environmental Limited for Tesco Stores Limited (QDS Project No. 99-164-03) and dated February 2003; with Appendices i – ix ;

(v)                                “Environmental Insurance Policy” means:

(i)                                   the draft environmental insurance policy from Certa annexed hereto at Annexure 2 (treated for the purposes of paragraph 9 of Part III of Schedule 7 as if such policy is in force and effective) (“Draft Environmental Policy”); or where it exists;

(ii)                                the environmental insurance policy which the Superior Landlord entitled to the reversion immediately expectant on the term granted by the Superior Lease dated 26 January 2006 subsequently enters into in respect of the Estate (“the Final Environmental Policy”) provided that the restrictions in relation to the use and occupation of the Estate in the Final Environmental Policy are not materially different in their effect to those restrictions in the Draft Environmental Policy.

(w)                              “Existing Contaminated Land Liability” means any fines penalties charges actions losses costs claims expenses demands duties obligations and other liabilities (whether past present or future including under any Environment Acts) arising from Contamination first present in on or under or originating from the Estate prior to the Term;

(x)                                  “Gross Internal Area” means the gross internal area in square feet of any building (as built) measured in accordance with the Code of Measuring Practice published by the Royal Institution of Chartered Surveyors and the Incorporated Society of Valuers and Auctioneers (Fifth Edition published 1 February 2002);

(y)                                “Group Company” means any company of which the Tenant or any undertenant or the Landlord (as the case may be) is a Subsidiary or which has the same Holding Company as the Tenant or any undertenant or the Landlord (as the case may be) where Subsidiary and Holding Company have the meanings given to them by section 736 Companies Act 1985;

(z)                                  “Guarantor” means the party named as such in this Lease (if any) or the person who is required to give a covenant to the Landlord as the assignee’s guarantor under paragraph 3 of Part IV of schedule 7 for so long as each of those persons remain bound by the covenants on their part;

(aa)                           “Hazardous Material” means any substance known or reasonably believed to be harmful to the Environment and regulated by the Environment Acts;

(bb)                         “Interest Rate” means three percent above the base lending rate from time to time of Lloyds TSB Bank Plc or such other bank being a member of the Committee of London and Scottish Bankers as the Landlord may from time to time nominate or if that base lending rate cannot be ascertained then three percent above such other rate as the Landlord may reasonably specify and where and whenever interest is payable at or by reference to the Interest Rate it shall be calculated on a daily basis;

(cc)                           “Landlord” includes the immediate reversioner to this Lease from time to time;

(dd)                         “Lease” means this lease and includes where relevant any deed of variation licence Consent or other document supplemental to or associated with this Lease;

(ee)                           “Legal Obligation” means any obligation from time to time created by any Enactment or Authority and includes without limitation obligations imposed by the Planning Acts or as a condition of any Necessary Consents;

(ff)                               “Leisure and Exhibition Areas” means the part of the Building comprising (inter alia) the casino and the exhibition halls and shown edged purple on the

Site Plan;

(gg)                         “Licence to Assign” means the document set out in schedule 10;

(hh)                         “Main Structure” means the foundation floor slabs floors load bearing walls columns beams steel frames and roofs of the Building (but not the floor screed or floor coverings plaster or wall coverings of the Demised Premises the Stadium or of any Lettable. Areas (as defined in Schedule 9)) and all Service Media (other than those situated in and exclusively serving the Demised Premises the Stadium and/or any Lettable Areas) and “structural” means anything appertaining to the Main Structure;

(ii)                                 “Major Event” means an event or function to be held at the Estate which is expected to attract more than 10,000 spectators or visitors per day;

(jj)                                 “Major Event Days” means up to 12 days in any year during the Term commencing on the Term Commencement Date and each anniversary thereof on which the Landlord and/or the Operator is holding a Major Event on the Estate and of which the Landlord has given to the Tenant not less than 10 Working Days prior written notice;

(kk)                           “Major Event Restricted Hours” means on Major Event Days from 00.01 to 24.00;.

(ll)                                 “Match Day Restricted Hours” means on Match Days the hours beginning 3 hours before the scheduled kick off of the football match taking place on any Match Day and ending 3 hours after the final whistle of the football match taking place on that Match Day;

(mm)                     “Match Days” means the days on which the Club is holding competitive football matches played by the first team at the Stadium;

(nn)                         “Minimum Spaces” means 1,000 parking spaces within the Car Park for the exclusive use by the Tenant and other occupiers of and visitors to the Demised Premises save:

(i)                                    during the Match Day Restricted Hours when the Minimum Spaces shall be the 100 parking spaces within that part of the Car Park shown hatched green on the Site Plan (all such spaces to be marked as for the exclusive use by the Tenant and other occupiers of and visitors to the Demised Premises); and

(ii)                                 during Major Event Restricted Hours when the Minimum Spaces shall be the said 100 parking spaces within that part of the Car Park shown hatched green on the Site Plan and 400 parking spaces as close as reasonably practicable to the Demised Premises (all such spaces to be for the exclusive use by the Tenant and other occupiers of and visitors to the Demised Premises)

(oo)                         “Necessary .Consents” means planning permission and all other consents licences permissions and approvals whether of a public or private nature which shall be relevant in the context;

(pp)                         “Operator” means the operator from time to time of the exhibition halls forming part of the Leisure and Exhibition Areas;

(qq)                         “Outgoings” means all rates taxes charges duties assessments impositions and outgoings of any sort which are at any time during the Term payable by the owner or occupier of property and includes charges for electricity gas water sewerage telecommunications (including meter rentals connection and hire charges) and other services rendered to or consumed by the relevant property but excludes tax payable by the Landlord on the receipt of the Basic Rent or on any dealings or deemed dealings with its reversion to this Lease and input VAT suffered by the Landlord in respect of the Demised Premises or the Building and the Estate;

(rr)                               “Permitted Use” means uses within class D2 of the Schedule to the Town and Country Planning (Use Classes) Order 1987 or for such other use as the Landlord may from time to time approve (such approval not to be unreasonably withheld or delayed);

(ss)                           “Plant” means the following apparatus plant machinery and equipment from time to time serving the Common Parts heating cooling public address and closed circuit television systems security systems burglar and fire alarm fire prevention or fire control building management systems but excluding Tenant’s Plant;

(tt)                               “Planning Acts” means every Enactment or regulation of any Authority from time to time in force in relation to the Town and Country Planning development control and the use of land or buildings;

(uu)                         “Payment Days” means 25th March 24th June 29th September and 25th December in each year;

(vv)                         “Reception” means the reception area within the Building shown coloured yellow on the Site Plan;

(ww)                     “Regulations” means the Regulations in paragraph 2 of Part III of schedule 7 and any others from time to time properly and reasonably made by the Landlord (for the common benefit of all occupiers of the Estate in accordance with the principles of good estate management varying the same or in addition to or in substitution for those regulations which the Landlord notifies to the Tenant in waiting) provided that:

in the event of there being any inconsistency between any such new or varied regulations and this Lease then the provisions of this Lease shall take precedence;

any such varied or new regulations shall not prejudice the Tenant’s beneficial use and occupation of the Demised Premises or the Rights

(xx)                            “Release” means any release spillage emission leaking pumping injection deposit disposal discharge leaching or migration into the Environment or into or out of any property including the movement of Hazardous Material through the Environment;

(yy)                         “Rent” means all sums reserved as rent by this Lease;

(zz)                             “Rent Commencement Date” means 1 August 2006;

(aaa)                     “Reservations” means the exceptions and reservations set out in schedule 3;

(bbb)                  “Rights” means the rights set out in schedule 2;

(ccc)                     “Section 106 Agreement” means the agreements brief details of which are set out in Part 3 of Schedule 4;

(ddd)                  “Service Media” means sewers drains pipes channels wires cables ducts watercourses culverts gutters fibres and any other medium for the passage or transmission of soil water gas electricity telecommunications air smoke light information or other matters and other supplies and includes where relevant ancillary equipment from time to time in or on the Estate or serving the Estate;

(eee)                     “Sign” includes any sign hoarding showcase signboard flag flagpole bill plate fascia poster or advertisement;

(fff)                           “Site Plan” means the plan annexed to this Lease and marked “Site Plan”;

(ggg)                  “Stadium” means the part of the Building comprising the football stadium and shown edged orange on the Site Plan;

(hhh)                  “Station” means the railway station to be constructed on the land to the South East of the Estate;

(iii)                              “Street” means the part of the Building comprising the area separating the Stadium from the Leisure and Exhibition Areas and shown hatched blue on the Site Plan;

(jjj)                              “Superior Landlord” means any party having an interest in the Demised Premises in reversion to the Superior Lease;

(kkk)                     “Superior Lease” means the leases of the Estate (and adjoining land) or any part thereof brief details of which are set out in Part 2 of Schedule 4;

(lll)                              “Tenant” includes its successors in title;

(mmm)            “Tenant’s Plant” means any fitting out works and all plant machinery and equipment installed before on or after the date hereof other than at the cost of the Landlord;

(nnn)                  “Term” means the term of 25 years calculated from the Term Commencement Date and includes any extension holding over or continuation (but not renewal) of it whether by Enactment or agreement;

(ooo)                  “Term Commencement Date” means 25 December 2005;

(ppp)      “Title Matters” means the rights specified in Part 1 of Schedule 4;

(qqq)      “VAT” includes any future tax of a like nature and all references to an election by the Landlord to waive exemption under paragraph 2(1) of Schedule 10 to the Value Added Tax Act 1994 shall be deemed to include any such election made by a company in the same VAT group as the Landlord.

1.2           Interpretation

In this Lease:

(a)           words importing any gender include every gender

(b)           words importing the singular number only include the plural number and vice versa

(c)           words importing persons include firms companies and corporations and vice versa

(d)           references to numbered clauses and schedules are references to the relevant clause in or schedule to this Lease

(e)           reference in any schedule to numbered paragraphs are references to the numbered paragraphs of that schedule

(f)            where any obligation is undertaken by two or more persons jointly they shall be jointly and severally liable in respect of that obligation

(g)           any obligation on any party not to do or omit to do anything shall include an obligation not to allow that thing to be done or omitted to be done by any undertenant of that party of by any employee servant or agent of that party

(h)           where the Landlord covenants to do something it shall be deemed to fulfil that obligation if it procures that it is done

(i)            the headings to the clauses schedules and paragraphs and the contents of the lease particulars are provided for convenience only and shall not affect the interpretation of this Lease

(j)            any sum payable by one party to the other shall be exclusive of VAT which shall where it is chargeable be paid in addition to the sum in question at the time when the sum in question is due to be paid or if later (save in respect of the Basic Rent in respect of which valid VAT invoices shall be delivered before or promptly after the date upon which the Basic Rent is payable) when a valid VAT invoice addressed to the paying party is delivered to that party

(k)           any relevant perpetuity period shall be eighty years from the date of this Lease and shall apply to any rights granted or reserved over or in respect of anything which is not now in existence

(1)           any reference to a particular plan in this Lease shall be to the relevant named plan so annexed

(m)          any part of the Demised Premises that faces onto any of the Common Parts shall be regarded as an external part of the Demised Premises notwithstanding that such Common Parts may be covered in and “exterior” and “external” shall be construed accordingly

(n)           the rights of the Landlord to have access to the Demised Premises are subject to clause 1.3(c) and are to be construed as extending to the Superior Landlord and to all persons properly and reasonably authorised by them

(o)           any provisions of this Lease requiring the Tenant to obtain Consent are to be construed as also requiring (as a condition precedent) the consent or other approval of the Superior Landlord (where their consent or approval is required under any Superior Lease) and which shall not be unreasonably withheld or delayed where the Landlord’s Consent cannot be unreasonably withheld or delayed

(p)           unless this Lease states otherwise all sums payable to the Landlord are due within 7 days of written demand

(q)           the expressions “Landlord’s fixtures” and “Landlord’s fixtures and fittings” do not include the Tenant’s Plant

(r)            the provisions of the Schedules apply to this Lease and expressions defined in the Schedules to this Lease shall have the meanings specified in those Schedules

1.3           In this Lease:

(a)               Landlord’s Liability

Except to the extent that the same are or pursuant to the covenants herein contained should be covered by any Insurance Policy (as defined in Schedule 6) (if applicable) and further except to the extent that the Landlord may be liable under its covenants in this Lease or by law notwithstanding any agreement to the contrary and subject to the Landlord taking all reasonable steps if possible to minimise any damage or interference caused and remedy any such matter as quickly as reasonably possible the Landlord shall not be liable to the Tenant or any undertenant or any servant agent licensee or invitee of them by reason of:

(i)            any act neglect default or omission of any third party not being a tenant or owner or occupier of the Estate or any Adjoining Property or of any representative or employee of the Landlord or

(ii)           the defective working stoppage or breakage of or leakage or overflow from any Service Media or Plant which is beyond the reasonable control of the Landlord

(iii)          the obstruction by any third party not being a tenant or owner or occupier of the Estate or of any Adjoining Property or any representative or employee of the Landlord or the Common Parts or the areas over which rights are granted by this Lease

(b)              Alterations

Subject and without prejudice to the provisions in Schedule 8 the Landlord shall be entitled to make vary and make alterations to the Building and the Estate (but not the

Demised Premises or the Common Parts) and to alter renew, or replace any Service Media or Plant which do not serve the Demised Premises but shall ensure that in doing so as little inconvenience or disturbance to the Tenant and any undertenant or other lawful occupier of the Demised Premises is caused as is reasonably practicable in the circumstances and that the use of the Demised Premises for the Permitted User and the exercise of the Rights granted by this Lease is not prevented prohibited or materially interfered with and that the Building and the Estate as so varied or altered are no less convenient or commodious to the Tenant and any undertenant or other lawful occupier of the Demised Premises than as at the date of this Lease

(c)           As to Exercise of Rights of Entry

Wherever in this lease it is provided that the Landlord and/or any other person authorised by the Landlord is entitled to enter on or into the Demised Premises the Landlord hereby covenants with the Tenant to procure that:

(i)            entry shall only be effected on such part of the Demised Premises as is reasonably necessary and only for such period as is reasonably necessary

(ii)           as little damage to the Demised Premises and to the Tenant’s Plant and the tenant’s fixtures and fittings as reasonably possible is caused by such entry

(iii)          any damage caused to the Demised Premises the Tenant’s Plant and the tenant’s fixtures and fittings by such entry shall be made good promptly to the Tenant’s reasonable satisfaction

(iv)          except in case of emergency before any such entry prior arrangement for such entry shall be made with the Tenant (which the Tenant shall not unreasonably withhold or delay)

(v)           all persons entering the Demised Premises shall report to the person notified by the Tenant to the Landlord from time to time on arrival and if so required by the Tenant be accompanied by the Tenant or its representative

(vi)          all proper security requirements of the Tenant shall be strictly complied with

(d)           No Planning Warranty

Nothing in this Lease shall imply or warrant that the Demised Premises may lawfully be used for the Permitted Use

(e)           Covenants

(i)            The Landlord and the Tenant shall not be liable to each other for breach of any covenant in this Lease to the extent that its performance or observance becomes impossible or illegal but subject to the other provisions of this Lease the Term and the Tenant’s liability to pay the Rent shall not cease or be suspended for that reason

(ii)           This Lease does not pass to the Tenant the benefit of or the right to enforce any covenants entered into by any tenant of any of the Lettable Areas ,(but for the avoidance of doubt not those contained in any Superior Lease) and the Landlord shall be entitled in its sole discretion to waive vary .or release any such covenants

(f)            Approvals

The Landlord shall incur no liability to the Tenant or any undertenant or any predecessor in title of them by reason of any Consent given to or inspection made of any drawings plans specifications or works prepared or carried out by or on behalf of any such party nor shall any such consent in any way relieve the Tenant from its obligations under this Lease other than any obligation to obtain such consent

(g)         Notices

Section 196 Law of Property Act 1925 (as amended by the Recorded Delivery Service Act 1962) shall apply to all notices which may need to be served under this Lease and while Isle of Capri Casinos Limited is the Tenant hereunder all notices to be given or served on the Tenant shall be hand delivered or sent by prepaid first class registered or recorded delivery post to the Tenant at its registered office or such other address within England or Wales as the Tenant may notify the. Landlord in writing as being its address for service from time to time and PROVIDED FURTHER that while Isle of Capri Casinos Inc is the Guarantor all notices to be given or served on the Guarantor shall be hand delivered or sent by pre-paid first class registered or recorded delivery post as provided in clause 1.3(i)

(h)           New Tenancy

This Lease is a new tenancy for the purposes of the Landlord and Tenant (Covenants) Act 1995

(i)           Proper Law

(i)            This Lease shall be governed by English law and the Tenant and the Guarantor irrevocably submit to the exclusive jurisdiction of the English Courts

(ii)           The Guarantor irrevocably authorises and appoints Cozen O’Connor of 25 Old Broad Street Level 27 Tower 42 London EC2N 1HQ (or such other firm of solicitors resident in England or Wales as it may from time to time by written notice to the Landlord substitute) to accept service of all legal process arising out of or connected with this Lease and service on such party shall be deemed to be service on the Guarantor

(j)            Agreement for Lease

This Lease is entered into pursuant to an Agreement for Lease

(k)          Third Parties

For the purposes of the Contracts (Rights of Third Parties) Act 1999 it is agreed nothing in this Lease shall confer or purport to confer on any third party any right to enforce or any benefit of any term of this Lease

(1)          Tenant’s Plant

It is hereby agreed and declared that the Tenant’s Plant is and shall remain the sole property of the Tenant (subject to the provisions of paragraph 6.6 of Part II of Schedule 7 of this Lease)

(m)          Tenant’s indemnities

Subject to the rights and powers of any insurers all indemnities given by the Tenant hereunder to the Landlord shall be subject to the condition that the Landlord shall consult with the Tenant in connection with any claims against the Landlord and any actions and proceedings resulting therefrom and the Landlord shall not settle or compromise any such claim without the prior written consent of the Tenant (such consent not to be unreasonably withheld or delayed)

2              Demise and Rent

The Landlord demises the Demised Premises to the Tenant together with the Rights reserving to the Landlord the Reservations and subject to (and where appropriate to the Demised Premises with the benefit of) the Title Matters to hold them to the Tenant for the Term paying as Rent:

2.1           the Basic Rent to be paid yearly (and proportionately for any part of a year) by equal quarterly instalments in advance on the Payment Days (the first payment to be made on the Rent Commencement Date for the period from the Rent Commencement Date to the next Payment Day and to be calculated in accordance with Schedule 13); and

2.2           the Insurance Charge (as defined in Schedule 6) and the Interim Charge (as defined in Schedule 9)

2.3           Any VAT chargeable on the Basic Rent or on the Insurance Charge or on the Interim Charge

3             Tenant’s Covenants

The Tenant covenants with the Landlord to observe and perform the-covenants in schedule 7

4              Landlord’s Covenants

The Landlord covenants with the Tenant to observe and perform the covenants in schedules 8 and 13

5              Re-Entry

5.1           “Relevant Event” means when:

(a)                                  the whole or part of the Rent or any other sums payable under this Lease remain unpaid 28 days after becoming due (whether in the case of the Basic Rent formally demanded or not); or

(b)                                 any of the Tenant’s or the Guarantor’s covenants in this Lease are not performed or observed; or

(c)                                  the Tenant or the Guarantor (or if there is more than one Tenant or. Guarantor then if any one of them):

(i)            becomes Insolvent

(ii)           dies or is dissolved or is removed from the Register of Companies or otherwise ceases to exist

(d)           any event occurs or proceedings are taken against the Tenant or the Guarantor in any jurisdiction which has an effect equivalent or similar to any of the events mentioned in this clause

5.2           “Insolvent” means:

(a)           in the case of a corporate Tenant or Guarantor if :

(i)                                an administrator or liquidator is appointed or a winding up order of such company is made (save for the purpose of an amalgamation or reconstruction which does not involve or arise out of insolvency) or

(ii)                             a receiver or administrative receiver is appointed of the whole or any part of the undertaking property assets or revenues of such company or

(iii)                          stops payment or agrees to declare a moratorium or becomes or is deemed to be insolvent or makes a proposal for a voluntary arrangement under Part I of the Insolvency Act 1986 or makes an application under section 425 of the Companies Act 1985

(iv)        is unable to pay its debts within the meaning of section 123 Insolvency Act 1986

(b)                                 in the case of an individual if such person:

(i)            is the subject of a bankruptcy order or

(ii)           convenes a meeting of his creditors or any of them or enters into any arrangement scheme compromise or moratorium or composition with his creditors (whether pursuant to Part VIII of the Insolvency Act 1986 or otherwise)

(iii)          is the subject of an application or order or appointment under section 253 or section 273 or section 286 of the Insolvency Act 1986 or

(iv)          is unable to pay or has no reasonable prospect of being able to pay his debts within the meaning of sections 267 and 268 of the Insolvency Act 1986

(v)           has a receiver appointed

5.3           If any Relevant Event shall occur then the Landlord may at any time (and.notwithstanding any waiver of any previous right of re-entry) re-enter the Demised Premises (or any part in the name of the whole) whereupon this Lease other than schedule 13 shall immediately determine (but without prejudice to any other rights or powers of either the Landlord the Tenant or the Guarantor in respect of any previous breach of this Lease)

5.4           If the interest of the Tenant hereunder shall have been mortgaged or charged and details of the mortgagee or chargee shall have been provided to the Landlord in writing the Landlord will not exercise the rights of re-entry as aforesaid until after the expiry of two months from service by the Landlord of written notice on such mortgagee or chargee (at the mortgagee’s or chargee’s last known address) of the Landlord’s intention to invoke the said re-entry provisions and to exercise its right to re-enter the Demised Premises or any part thereof and then only if the event giving rise to such right remains in existence and (if remediable) and has not been remedied.

6              Guarantor’s Covenants

6.1           The Guarantor covenants with the Landlord to observe and perform the covenants in schedule 11

6.2           The parties agree and declare that Isle of Capri Casinos, Inc’s liability under this Lease as Guarantor (save in respect of any antecedent breach) shall cease if the Isle of Capri Casinos Inc ceases to be the immediate holding company of Isle of Capri Casinos Limited (as defined in Section 736 of the Companies Act 1985) but this release is subject to the Isle of Capri Casinos, Inc first delivering to the Landlord a Deed (approved by the Landlord in writing such approval not to be unreasonably withheld or delayed) from the new immediate holding company of the Isle of Capri Casinos Limited (the identity of such new immediate holding company having firstly been approved by the Landlord in writing such approval not to be unreasonably withheld or delayed) covenanting with the Landlord in the same form (mutatis mutandis) as this clause 6 (including this clause 6.2 but substituting the name of the new holding company for Isle of Capri Casinos, Inc) and upon such event the Landlord shall if required so to do (at the Tenant’s cost) formally release by deed Isle of Capri Casinos Inc from all liability pursuant to this clause (save in respect of any antecedent breach)

6.3           The parties hereto agree and declare that the Guarantor’s liability under this Lease will cease (save in respect of any antecedent breach) if at any time after the date which is 5 years after the Rent Commencement Date the audited and filed accounts of the Tenant  (here meaning Isle of Capri Casinos Limited only) for the three immediately preceding financial years (such years to exclude the first two years of the Term) of Isle of Capri Casinos Limited show on average for those three years pre-tax profits on ordinary activities of at least five times the average Basic Rent for that three year period

6.4           Any release of the Guarantor under clause 6.3 shall be without prejudice to any right of action of the Landlord against the Guarantor in respect of any previous breach by the Guarantor

7              Break Clause

7.1           The Tenant may determine this Lease on 25 December 2020 by serving on the Landlord at least 12 months prior written notice specifying the proposed date of Determination

7.2           This Lease shall only determine as a result of notice served by the Tenant under clause 7.1 where the Tenant has paid the Rent due to the date of Determination at the date of Determination

7.3           Upon the expiry of the notice of Determination the Tenant shall

(a)                                  yield up the Demised Premises to the Landlord in accordance with the covenants on its part contained in this Lease; and

(b)                                 deliver to the Landlord the original of this Lease (and any other title documents) and all keys to the Demised Premises whereupon this Lease shall determine but without prejudice to any right of action of either party in respect of any previous breach by the other party

7.4           Time is of the essence in respect of this clause 7

7.5           Any notice of Determination served by the Tenant under this clause shall be irrevocable

8              Stamp Duty

It is hereby certified that this instrument is exempt from stamp duty by virtue of the provisions of Section 92 of the Finance Act 2001

IN WITNESS of which the parties have executed this Lease as their Deed on the date above written

EXECUTED as a DEED by

ARENA COVENTRY LIMITED

Acting by:

Director	[ILLEGIBLE]

Director / Secretary	[ILLEGIBLE]

EXECUTED (but not delivered until

the date hereof)

AS A DEED by

ISLE OF CAPRI CASINOS LIMITED

Acting by:

Director	/s/ Allan B. Solomon

Secretary	/s/ Gregory D. Guida

ISLE OF CAPRI CASINOS

INC intending to be legally bound hereby and

duly authorised has caused this Lease to be executed

By:	/s/ Allan B. Solomon	By:	/s/ Gregory D. Guida

Name:	Allan B. Solomon	Name:	Gregory D. Guida

Title:	Executive Vice President.	Title:	Senior Vice President/Secratery